Exhibit 10.1

[FORM OF RETENTION AGREEMENT]

[DATE]

[Name]

[Title]

U.S. Cellular

8410 West Bryn Mawr Avenue

Chicago, IL  60631

Re:  Retention Agreement

Dear [Name]:

U.S. Cellular considers your continued service and dedication to USCC Services, LLC (the "Company") essential to our business.  To incentivize you (the "Executive") to remain employed with the Company, we are pleased to offer you a retention package, as described in this letter agreement (the “Agreement”).

                  Continued Employment.  Executive's continued employment with the Company will be subject to the terms and conditions of this Agreement.  Notwithstanding anything in this Agreement, Executive acknowledges and agrees that this Agreement does not constitute a contract of employment and that Executive at all times remains an at-will employee of the Company subject to the Company's employment and/or personnel policies and/or practices.

                  Retention Package.  Provided that Executive has provided the Company with no less than one year prior written notice of an intent to retire with any such notice issued no earlier than September 30, 2018 and has satisfactorily performed his job duties up to and including his retirement date, Executive will be eligible to receive (i) payment of a bonus under the Executive Officer Annual Incentive Plan (or any successor thereto) (the “Executive Bonus Plan”) with respect to the calendar year of his retirement, subject to the terms and conditions of the Executive Bonus Plan; provided, however, that the amount of any such bonus shall be no less than Executive’s target bonus for such calendar year pro-rated to reflect the portion of such calendar year during which Executive was employed by the Company; (ii) the transfer of title to Executive of his company car and (iii) a mutually agreeable written consulting agreement with the Company with a term of three years following his termination with compensation thereunder at the rate of $270,000 per year, contemplating services at the reasonable request of the Chairman or Chief Executive Officer, but not to exceed 10 hours per month (subject to compliance with the terms of such consulting agreement) ((i), (ii) and (iii) collectively, the “Retention Package”), subject to the conditions as set forth in this Agreement and provided that Executive signs the Confidentiality, Non-Solicitation and Non-Competition Agreement attached hereto (the “Noncompete Agreement”) contemporaneously with the signing of this Agreement and does not breach such agreement.

Subject to paragraph 9 of this Agreement, (1) any bonus payable pursuant to this Agreement shall be paid in a lump sum in the year following the calendar year during which Executive terminates, but no later than March 15 of such following year; (2) any compensation payable under a consulting agreement entered into pursuant to this Agreement shall be paid in substantially equal monthly payments over the three year consulting period, commencing in the calendar month following Executive’s termination of employment and (3) any transfer of the title of the company car pursuant to this Agreement shall occur in the calendar month following Executive’s termination of employment.

                  Events of Forfeiture; Death or Disability. In the event of any of the following, all amounts of, or obligations of the Company under, the Retention Package will be immediately forfeited and made void in their entirety and no amount  will be paid to Executive related thereto:

  Executive voluntarily terminates his employment with the Company (any position) other than in accordance with the conditions set forth in paragraph 2 hereof; or

  Executive's employment with the Company (any position) is terminated by the Company for "Cause" (as defined below).

In the event Executive's employment with the Company is terminated due to his death or "Disability" (as defined below) after the execution of this Agreement, Executive shall be entitled to receive the compensation and benefits set forth in clauses (i) and (ii) of paragraph 2 hereof,  only.

Notwithstanding any provision herein to the contrary, if Executive’s employment is terminated by the Company without “Cause” (as defined below), Executive retains the benefits of the Retention Package in its entirety.

                  Definition of Cause and Disability. For purposes of this Agreement, termination for "Cause" means termination by the Company for any of the following reasons, each as determined by the Company in good faith:

  a material breach by Executive of his employment duties and responsibilities (other than as a result of incapacity due to physical or mental illness) (i) which is the result of Executive's negligence or (ii) which is demonstrably willful and deliberate on Executive’s part and which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company;

  the commission by Executive of a felony involving moral turpitude; or

  a breach by Executive of the Noncompete Agreement or any other agreements concerning confidentiality, trade secrets, nonsolicitation, noncompetition, nondisparagement or other restrictive covenants.

For purposes of this Agreement, termination for "Disability" means termination as a result of a total physical or mental disability which, in the Company’s judgment, prevents Executive from performing substantially his employment duties and responsibilities for a continuous period of at least six months.

                  Administration. The Company shall have the sole and absolute authority and discretion to construe and interpret this Agreement, and to determine all questions that arise in connection with the administration of this Agreement, including without limitation all questions of eligibility for any amount or benefit paid or payable under this Agreement.

                  Validity.  The parties agree that in the event that any part of this Agreement shall be declared invalid, it shall not affect the validity of any of the remaining terms or provisions of this Agreement.  Indeed, the covenants and agreements of the parties set forth in this Agreement shall survive the invalidation of any term or provision of this Agreement to the maximum extent legally permissible.

                  Choice of Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflicts of laws.  Each party agrees that he or it shall bring any action or proceeding in connection with any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Northern District of Illinois or the courts of the State of Illinois (the “Chosen Courts”) and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceeding, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive at his last known address on file or Company through the President and CEO.  The parties hereby irrevocably waive any right to trial by jury in any legal proceeding arising out of or related to this Agreement.

                  Entire Retention Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  This Agreement may not be assigned, or any duties delegated, in whole or in part, by Executive without the prior written consent of the Company.  The Company may assign this Agreement.  This Agreement constitutes the entire agreement between Executive and the Company as it relates to Executive’s employment by the Company, and supersedes any other agreement related to Executive’s employment by the Company, either oral or written, with the exception of any agreements concerning confidentiality, trade secrets, nonsolicitation, noncompetition, nondisparagement or other restrictive covenants all of which shall remain in full force and effect, and are hereby confirmed and ratified.  Executive understands and agrees that nothing in this Agreement shall be understood, argued and/or interpreted to alter his status as an at-will employee whose employment may be terminated by the Company at any time, with or without cause.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors, assigns and legal representatives.

                  Section 409A of the Internal Revenue Code.  Amounts payable or benefits provided under this Agreement are intended to be exempt from or meet the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”), and shall be interpreted consistent with that intent.  Notwithstanding any other provision of this Agreement, to the extent that an amount or benefit under this Agreement provides for the “deferral of compensation” within the meaning of Code Section 409A and is payable as the result of Executive’s separation, and Executive is a “Specified Employee” under the Section 409A Specified Employee Policy of Telephone and Data Systems, Inc. and its Affiliates as of the date of Executive’s separation, then no such amount or benefit shall be paid or provided during the period beginning on the date of Executive’s separation and ending on the date that is six months following the date of Executive’s separation.  The amount of any payment or benefit that otherwise would be paid or provided to Executive under this Agreement during this period instead shall be paid or provided to Executive on the first business day coincident with or next following the date that is six months and one day following the date of Executive’s separation.  Each payment or benefit under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

EXECUTIVE AND THE COMPANY EXPRESSLY WARRANT AND REPRESENT THAT THEY HAVE READ THIS AGREEMENT IN ITS ENTIRETY, THAT THEY UNDERSTAND EACH OF ITS TERMS, THAT THEY HAVE REVIEWED THIS AGREEMENT WITH INDIVIDUALS OF THEIR OWN CHOOSING, AND THAT THEY HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND INTEND TO BE BOUND THEREBY.

AGREED AND ACCEPTED:USCC SERVICES, LLC.

________________________________ By:     ______________________________

[Name]

Title:   ______________________________Title:   ______________________________

Dated: __________________________ Dated: ______________________________

Attachment

USCC SERVICES, LLC

CONFIDENTIALITY/NON-SOLICITATION/NON-COMPETITION AGREEMENT

In consideration and as a condition of receipt of benefits under the Retention Agreement dated __________________, 2018 ("Retention Agreement") with USCC Services, LLC, including its parents, subsidiaries and affiliates, and the predecessors, successors or assignors of any of them (hereinafter referred to as "Employer" or "Company"), Executive acknowledges and agrees as follows regarding the confidentiality of information, the non-solicitation of customers and employees of Employer and its affiliates as well as non-competition:

1.                    Agreement Regarding Confidentiality.  During and after Executive's employment and the period of any written consulting agreement with Employer, except as required in Executive's duties to Employer, Executive agrees to hold in strict confidence and/or not use for Executive's own benefit, and not disclose to or use for the benefit of any person, firm, or corporation, without the express written authorization of Employer, any Confidential Information or Trade Secrets, as defined herein. In addition, Executive agrees to protect and maintain the privacy and security of any Personal Data obtained during the course of employment and the duration of any written consulting agreement with Employer or to which Executive has access, consistent with Company policies and in accordance with all applicable federal, state and local privacy and security laws and where applicable, comply with the privacy of health and medical information covered by the Health Insurance Portability and Accountability Act of 1996.  Executive will refrain from, by act or omission, placing the Company in violation of any applicable privacy or data protection law.  This promise of confidentiality is in addition to any common law or statutory rights of Company to prevent disclosure of its and its affiliates' Confidential Information and/or Trade Secrets.

2.                    Confidential Information Defined.  "Confidential Information" means any information that Executive learns or developed during the course of employment or during the period of any written consulting agreement with Company that gives the Company or any of its affiliates a commercial advantage over a competitor that does not have such information and/or information that is not generally known to persons or entities outside the Company, regardless of whether it is labeled confidential.  Such information includes, but is not limited to, Personal Data, proprietary processes, formulas, computer software, programs and communication systems, data, know-how, inventions, improvements, techniques, training methods, business management methods and strategies, marketing plans, forecasts, customer and supplier lists, customer and supplier contracts and contacts, personal and/or financial information of customers, books, records, accounts, data processing information or computer programs, rate structure, price and cost lists, contract expiration dates, discounts or special/non-public promotions or programs, financial information, or any other document or information which refers to or related to Employer's or any of its affiliates' businesses and affairs, which Executive acknowledges may be contained in written manuals, verbal communications, in unwritten knowledge of Executive or of other employees, and/or any other tangible method of expression, including hard disk and soft disk drive mechanisms (hereinafter, along with the information described in paragraph 3 below, "trade secret" and/or "confidential" or "proprietary information").  Confidential Information also includes information of third parties for which the Company or its affiliates have accepted obligations of confidentiality.  Nothing in this Agreement is intended to prohibit Executive from discussing with fellow employees, or with third parties who are not competitors of Employer, wages, hours and other terms and conditions of employment.  Furthermore, nothing in this Agreement shall be construed to prohibit Executive from reporting alleged improper or unlawful conduct to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

3.                    Trade Secret Defined.  "Trade Secret" is information that qualifies as a trade secret under the Illinois Trade Secrets Act, 765 ILCS 1065.

4.                    Personal Data Defined.  “Personal Data” means any information that refers or relates to an identified or identifiable individual, including but not limited to first and last name, home or other physical address, telephone number, e-mail address or other online contact information, Social Security number or similar governmental identifier, any biometric data, date of birth, consumer, health, financial, or any other information relating to an individual that is combined with any of the above.

5.                    Non-Solicitation of Customers and Prospective Customers.  Executive specifically acknowledges that by virtue of employment and any written consulting agreement with Employer, that Executive may have substantial access to the Company's and its affiliates' confidential customer lists and/or confidential customer contacts.  Executive further acknowledges that customers have regular or repeated dealings with Employer which results in systematic or frequent actions, contracts, sales, or business relations, and that Employer and its affiliates receive habitual or consecutive business from such customers.  Executive also acknowledges that the customer lists and contacts are not matters of public or general knowledge, that such customer lists or customer contacts have been developed by Employer and its affiliates, at substantial cost and expense, that the customer lists and customer contacts are extremely valuable to Employer and its affiliates and that such customer lists or customer contacts could not be easily replicated.  As such, Executive agrees to the following provisions restricting the solicitation of customers as follows:

  Non-Solicitation of Customers.  During and for three (3) years following the termination of Executive's employment with Employer, regardless of the reason for the termination, Executive will not directly or indirectly provide, or solicit to provide, to any existing Employer or Employer affiliate customer (or provide any information to a third party in connection with its or their direct or indirect solicitation of said customers), with whom Executive had contact in the one year period immediately prior to the termination of Executive's employment, the same or similar services or products provided by Employer or Employer’s affiliates, other than on Employer’s behalf.

  Non-Solicitation of Prospective Customers.  During and for three (3) years following the termination of Executive's employment with Employer, regardless of the reason for the termination, Executive will not directly or indirectly provide, or solicit to provide, to any Employer or Employer affiliate prospective customer (or provide any information to a third party in connection with its or their direct or indirect solicitation of said potential customers), with whom Executive had contact in the one year period immediately prior to termination of Executive's employment, the same or similar services or products provided by Employer or Employer's affiliates, other than on Employer's behalf.  For purposes of this provision, "prospective customer" shall mean any person or entity that is the subject of an open bid or proposal at the time that Executive's employment terminates.

6.                    Non-Solicitation of Employees.  During and for three (3) years following the termination of Executive’s employment with Employer, regardless of the reason for the termination, Executive agrees not to solicit, induce or encourage, or attempt to solicit, induce or encourage, other than on the Employer's behalf, any employee of Employer or its affiliates to leave the employment of Employer or its affiliate or breach his/her employment duties.

7.                    Non-Compete.  During and for three (3) years following Executive’s employment with Employer, Executive shall not work for any of the following entities:  (i) cable TV and wireline telephone companies which offer high speed broadband internet service in the markets in which the Company offers internet service and (ii) a wireless service carrier that operates in any market within the continental United States in which the Company operates.  For purposes of the foregoing, “wireless carrier” includes any company holding a license granted by the Federal Communications Commission, as well as any reseller or MVNO.  “Work for” includes, whether paid or unpaid, as an employee, officer, director, consultant or advisor.

8.                    Non-Disparagement.  During and for three (3) years following the termination of Executive’s employment with Employer, Executive will not publicly make (or direct anyone to make) any derogatory comment regarding Employer, its owners, directors, officers, employees, business, services or products.  Nothing in this Agreement shall be construed to prohibit Executive from reporting alleged improper or unlawful conduct to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

9.                    Notice to Subsequent Employer(s).  Within five (5) business days of Executive’s acceptance of a position with any person or entity during and for three (3) years following Executive’s employment with Employer, Executive agrees to give prior written notice to Employer of the name of such person or entity.  In any event, Executive hereby consents to Employer contacting each such person or entity, including providing a copy of this Agreement to each such person or entity, to ensure that Executive remains in full compliance with the provisions of this Agreement.

10.                Return of Materials.  Executive agrees that upon Employer's request at any time, but, in no event, not later than the voluntary or involuntary termination of the employment or consulting relationship, to deliver to Employer and not keep or deliver to anyone else, at anytime, any and all records, documents, notes, memoranda, specifications, devices, electronic data, emails, computer disks, and, in general, any and all material relating to Employer's business and/or any "Confidential Information", "Trade Secrets" "Personal Data" or "Creations" as described in paragraphs 2, 3 and 4 above, and shall not retain any copies thereof and further agrees not to make any summaries of, take any notes with respect to, or memorize any such information for Executive's benefit or that of any person, firm or corporation other than Employer.

11.                Improper Use During Employment or Consulting Period.  Executive acknowledges that improperly using or disclosing Confidential Information, Trade Secret or Personal Data information subjects Executive to disciplinary action, up to and including termination of employment or the consulting relationship, and/or legal action, even if he or she does not actually benefit from the disclosed information.

12.                Remedies.  Executive hereby acknowledges and agrees that the services rendered by Executive to Employer, and the information disclosed to Executive during and by virtue of Executive’s employment, are of a special, unique and extraordinary character, and the breach of any such provisions of this Agreement will cause Employer irreparable injury and damage, and consequently Employer shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of this Agreement, or any part of it, and to secure the enforcement of this Agreement.  Employer shall be entitled to collect from Executive, Employer's reasonable attorneys' fees incurred in connection with: (1) Employer's enforcement of any of the provisions of this Agreement including, but not limited to, its enforcement of the forum-selection clause, and (2) any suit for damages stemming from Executive's breach of any of the provisions of this Agreement.

In addition, Executive may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.  Additionally, in the event Executive files a lawsuit against Employer for retaliation by the Employer against the Executive for reporting a suspected violation of law, Executive has the right to provide trade secret information to his or her attorney and use the trade secret information in the court proceeding, although Executive must file any document containing the trade secret under seal and may not disclose the trade secret, except pursuant to court order.

13.                Agreement as to Reasonableness.  Executive agrees and acknowledges that the provisions of this Agreement are fair and reasonable in both scope and content and are reasonably necessary for the protection of Employer’s and its affiliates' businesses.  Executive further agrees and acknowledges that the provisions of this Agreement do not, and will not, unduly impair Executive's ability to earn a living after Executive's employment with Employer ends.

14.                No Waiver.  Employer’s waiver of a breach by Executive of any provision of this Agreement or failure to enforce any such provision with respect to Executive shall not operate or be construed as a waiver of any subsequent breach by Executive of any such provision or of any other provision, or of Employer’s right to enforce any such provision or any other provision with respect to Executive.  No act or omission of Employer shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Employer.

15.                Miscellaneous.  This Agreement may not be assigned, or any duties delegated, in whole or in part, by Executive without the prior written consent of Employer.  Employer may assign this Agreement to another entity upon written notice to Executive.  This Agreement, and any written employment agreement between the Executive and the Company, constitutes the entire agreement between Executive and Employer as it relates to Executive’s employment by Employer, and supersedes any other agreement, either oral or written with the exception of any agreements concerning confidentiality, trade secrets, non-solicitation or non-competition, all of which shall remain in full force and effect, and are hereby confirmed and ratified.  Executive understands and agrees that nothing in this Agreement shall be understood, argued and/or interpreted to alter Executive's status as an at-will employee whose employment may be terminated by Employer at any time, with or without cause.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

16.                Controlling Law and Forum.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without reference to principles of conflicts of laws.  Each party agrees to bring any action or proceeding in connection with any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Northern District of Illinois or the courts of the State of Illinois (the “Chosen Courts”) and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceedings, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive at Executive's last known address on file with Employer or Employer through the Senior Vice President of Human Resources at its principal place of business in Chicago, Illinois.

17.                Modification and Severability.  It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court.  The parties agree that in the event that any part of the Agreement shall be declared invalid, it shall not affect the validity of any of the remaining terms or provisions of the Agreement.  The covenants and agreements of Executive above shall survive the termination of this Agreement for any reason.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ AND UNDERSTANDS THIS AGREEMENT IN ITS ENTIRETY, HAS REVIEWED THIS AGREEMENT WITH INDIVIDUALS OF EMPLOYEE'S OWN CHOOSING, AND THAT EMPLOYEE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AND INTENDS TO BE BOUND THEREBY.

Accepted and Agreed: ______________________________ Executive (signature) ______________________________ Printed Executive Name Date: ______________________________	USCC Services, LLC By: ______________________________ Title: ______________________________ Date: ______________________________